Exhibit 10.21

January 31, 2024

Peter Sachse

[***]

Re: Offer of Employment

Dear Peter,

The purpose of this letter is to confirm the conditions of your new position as sole Chief Executive Officer.

Effective February 1, 2024:

●	You will be hired by Tailored Shared Services, Inc.

●	Your pay rate will be $1,000,000 per year.

●	Your Annual Incentive Plan (AIP) target is 100% of your base salary.

●	Your existing Board Equity Incentive Program (BEIP) and your Management Equity Incentive Program (MEIP) grants remain in effect pursuant to the terms of the plan documents and award agreements.

We’re happy to offer tailored benefits to help you set up the right level of care for yourself, your family, and your future. You’ll have access to several health, financial and wellness choices. Generally, you will be eligible to enroll in benefits effective the first of the month on or following two months of employment.

As a member of the Leadership Team, you qualify for the Vacation Honor Policy which does not limit you to a specific number of vacation days.

On your first day of employment, you will be required to complete new hire employment forms. Please prepare the appropriate documentation for completion of the new hire forms, including proof of identify and eligibility to work in the United States for I-9 purposes.

This offer is not intended to create an employment contract for any specified period of time.

5875 Arnold Rd, Suite 250, Dublin, CA

Your employment at the Company is on an at-will basis, which means that either you or the Company can terminate your employment at any time and for any reason, with or without cause or notice. In addition, we want you to know that any disputes or claims arising under or in connection with your employment with us will be resolved by binding arbitration. As a condition of employment, you will be required to sign an arbitration agreement to that effect.

Please review and return a signed copy of this letter to me.

Sincerely,

/s/ M. Shane Smith
M. Shane Smith
EVP, Chief Human Resources Officer

Cc: Bob Hull

Acceptance of Offer of Employment

I understand the contents of this letter and accept this position. By signing below, I also acknowledge and agree that I am not bound by any agreement that would restrict my ability to work for Tailored Shared Services, Inc.

Signed by Peter Sachse: /s/ Peter Sachse

Dated: 2/2/2024

5875 Arnold Rd, Suite 250, Dublin, CA